Exhibit 10.26

ASSIGNMENT AGREEMENT

DATE : 22.05.2019

BETWEEN

Mr Stanislas VEILLET, born on August 20th, 1965 at Paris, whose address is at 7 rue Edouard Ferron 91600 Savigny sur Orge,

Hereinafter referred as the “Assignor”,

ON ONE HAND,

AND

BIOPHYTIS, a Société anonyme with a share capital of 2 692 682 euros, organized under the laws of France, with its registered office located at 14 Avenue de l’Opéra — 75001 Paris, registered with the Paris Trade and Companies Registry number 492 002 225, represented by Nadine Coulm and Dimitri Batsis, duly authorized for the purposes hereof,

Hereinafter referred as the “Assignee” or “BIOPYHTIS”,

ON THE OTHER HAND.

S. VEILLET and BIOPHYTIS are hereinafter referred individually as a “Party” and collectively as “Parties”.

WHEREAS

BIOPHYTIS is a biotechnology company that develops drug candidates to treat age-related and genetic degenerative diseases, especially those affecting muscular and visual functions. On the Effective Date, the research and development works conducted by BIOPHYTIS are entitled the SARCOB Platform (as this term is defined in Article 1 below), in neuro-muscular diseases, and the MACULIA Platform (as this term is defined in Article 1 below), in retinal diseases (the SARCOB Platform and the MACULIA Platform being together hereinafter referred as the “Existing Platforms”).

S. VEILLET is the Chairman and Chief Executive Officer (Président Directeur Général) of BIOPHYTIS and as such he is a corporate officer and not an employee under French law.

S. VEILLET was, and continues to be, involved in the Existing Platforms as a scientist, and has been and continues to be involved in generating new inventions and research results. S. VEILLET is co-inventor of all inventions covered by the patent applications filed by BIOPHYTIS since its incorporation, and may continue to be co-inventor of patentable inventions.

With respect to his contribution to the Existing Platforms S. VEILLET declares the following:

a.              S. VEILLET is a co-inventor of the patentable inventions covered by the patent applications filed by and on behalf of BIOPHYTIS before July 13, 2015 (“Existing Patents”, as defined in Article 1 below).

b.              S. VEILLET is a co-inventor of the patentable inventions covered by the patent applications filed by and on behalf of BIOPHYTIS in 2017 and 2018 and on March 15, 2019 (“Current Patent Applications”, as defined in Article 1 below).

c.               S. VEILLET has contributed to the results generated in the Existing Platforms from the creation of the company and continues to be a contributor to the research projects within the Existing Platforms, which are being developed by BIOPHYTIS as at the Effective Date.

In addition, S. VEILLET may continue to contribute to the scientific development of the company and to be involved in future research projects and generate future results including future inventions which may be patented by and on behalf of BIOPHYTIS.

Since S. VEILLET is not an employee of BIOPHYTIS, he is therefore the owner of the inventions and results that he generates during his activity as a scientist.

S. VEILLET represents and warrants that he has already assigned to BIOPHYTIS his share of intellectual property and ownership rights on and to the inventions generated before July 13, 2015, including those covered by the Existing Patents, and acknowledges that he has no claim in this respect.

S. VEILLET has also assigned or agreed to assign to BIOPHYTIS his share of intellectual property and ownership rights on and to the inventions covered by the Current Patent Applications. In addition, S. VEILLET is willing to assign to BIOPHYTIS his share of intellectual property and ownership rights on and to the Current Results (as defined in Article 1 below).  BIOPHYTIS is willing to pay an appropriate consideration for the assignment of these rights.

Finally, both Parties’ intention is that S. VEILLET continues his activity as a scientist for BIOPHYTIS and its Affiliates (as defined in Article 1 below) and continues to assign to BIOPHYTIS his ownership rights on the Results he contributes to generate, as long as he remains involved in the operational and scientific activities of BIOPHYTIS or of any of BIOPHYTIS’ Affiliates. The Parties wish to agree on an appropriate compensation mechanism in this respect.

NOW, THEREFORE, in consideration of the foregoing preamble and the mutual covenants herein contained, and for good and sufficient consideration, the sufficiency of which is acknowledged by both Parties, the Parties hereby agree as follows:

Article 1 — DEFINITIONS AND INTERPRETATION

“Affiliate” means, with respect to a particular entity, any other entity that directly or indirectly is controlled by, controls or is under common control with such entity. For the purposes of this definition only, the term “control” is defined pursuant to Article L. 233-3 of the French Code of Commerce.

“Agreement” means the present agreement, its appendices and its amendments which shall constitute an integral part hereof.

“Change of Control” means the acquisition, whether by way of sale, exchange of shares, merger, by a third party industrial pharmaceutical and/or biotech company (as opposed to financial investors) of all (100%) of the share capital and voting rights.

“Current Patent Applications” means:

•                  No. 1. The French patent application n°FR1753775 filed on April, 28th 2017 and entitled “20-Hydroecdysone extract of pharmaceutical grade, its use and its preparation” in the name of BIOPHYTIS and SORBONNE UNIVERSITE and naming R. LAFONT, P. DILDA, W. DIOH, P. DUPONT, S. DEL SIGNORE and S. VEILLET as inventors;

•                  No. 2. The French patent application n°FR1758071 filed on May, 31st 2017 and entitled “Use of 20-hydroxyecdysone and the derivatives thereof in the treatment of myopathies” in the name of BIOPHYTIS, CNRS and SORBONNE UNIVERSITE and naming R. LAFONT, P. DILDA, M. LATIL, M. SEROVA, O. AGBULUT and S. VEILLET as inventors;

•                  No. 3. The French patent application n°FR1851778 filed on February, 28th 2018 and entitled “Phytoecdysones for their use in the prevention of the loss of muscular strength during an immobilisation” in the name of BIOPHYTIS and SORBONNE UNIVERSITE and naming R. LAFONT, P. DILDA, M. LATIL and S. VEILLET as inventors;

•                  No. 4. The French patent application n°FR 1902726, entitled “Phytoecdysones and their derivatives for their use in the treatment of neuromuscular diseases “ filed on March 15, 2019 and in the name of BIOPHYTIS and SORBONNE UNIVERSITE and naming M. LATIL, P. DILDA, R. LAFONT, and S. VEILLET as inventors;

•                  No. 5. The French patent application n°FR 1902727, entitled “Phytoecdysones and their derivatives for their use in the treatment of alterations of the respiratory function” filed on March 15, 2019 and in the name of BIOPHYTIS and SORBONNE UNIVERSITE and naming M. LATIL, P. DILDA, R. LAFONT, and S. VEILLET as inventors;

as well as any and all (i) provisional and non-provisional applications, foreign patent application, patent cooperation treaty (PCT) applications, substitutions, continuations, continuations-in-part, divisions and renewals of the above describe patent applications, (ii) all patents granted thereon, and (iii) all reissues, re-examinations and extensions or restorations, including supplementary protection certificates or the equivalent thereof, granted thereon and corresponding priority rights.

“Current Research Projects” means any research project of BIOPHYTIS that has been performed or has started before the Effective Date according to the Lab books and/or to the contracts entered into by BIOPHYTIS and/or any of its Affiliates.

“Current Results” means any and all Results conceived in whole or in part or made by S. Veillet in the performance of any Current Research Projects during the Employment Period and which are not covered by a Current Patent Application.

“Effective Date” means the date of signature by the last Party to sign the Agreement.

“Employment Period” means the period during which S. Veillet occupies the position of a corporate officer or mandataire social of BIOPHYTIS or any of its Affiliates, whether he is also a salaried employee of BIOPHYTIS or any of its Affiliates or not.

“Existing Patents” means the patent applications filed by BIOPHYTIS before July 13, 2015 as well as any and all (i) provisional and non-provisional applications, foreign patent application, patent cooperation treaty (PCT) applications, substitutions, continuations, continuations-in-part, divisions and renewals of such patent applications, (ii) all patents granted thereon, and (iii) all reissues, re-examinations and extensions or restorations, including supplementary protection certificates or the equivalent thereof, granted thereon and corresponding priority rights.

“First Commercial Sale” means, on a product-by-product basis, of a product covered by at least one of the Current Patent Application and/or Future Patent Applications, the first commercial sale to a third party by BIOPHYTIS, its Affiliates, successor-in-interest, licensee or sublicensee of such product.

“Future Patent Application” means (i) any patent or patent application based on Current Results for which S. VEILLET is designated as an inventor or co-inventor and/or (ii) a patent application filed on the basis of Future Results and for which S. VEILLET is designated as an inventor or co-inventor, as well as any and all (x) provisional and non-provisional applications, foreign patent application, patent cooperation treaty (PCT) applications, substitutions, continuations, continuations-in-part, divisions and renewals of such patent applications described in (i) and (ii), (y) all patents granted thereon, and (z) all reissues, re-examinations and extensions or restorations, including supplementary protection certificates or the equivalent thereof, granted thereon and corresponding priority rights.

“Future Research Projects” means any new research project in which BIOPHYTIS and/or one of its Affiliates is involved and which starts after the Effective Date.

“Future Results” means any and all Results conceived in whole or in part or made by S. VEILLET during the Employment Period and that are obtained in the performance of any Future Research Project.

“License” shall mean any agreement pursuant to which any of BIOPHYTIS or its Affiliates transfers any rights in any Current Patent Application and/or Future Patent Application to a third party, including a license agreement to exploit such Current Patent Application and/or Future Patent

Application, an assignment of such Current Patent Application and/or Future Patent Application or an option to license or acquire such Current Patent Application and/or Future Patent Application.

“License Income” means any and all consideration actually received by BIOPHYTIS and/or its Affiliates pursuant to any License, including up-front, milestone, success, bonus, maintenance and royalty payments (to the exclusion of payments in relation to patent cost), whether in cash or in the form of shares, options, or other securities obtained from a third party pursuant to the License.

“Net Sales” means gross amounts actually received by BIOPHTYIS or any of its Affiliates for the sale of one or more drug products covered by any Current Patent Application and/or Future Patent Application within any given Platform, less the following deductions: (1) promotional allowances, rebates, quantity and cash discounts, and other usual and customary credits, refunds, discounts and allowances (including without limitation retroactive price reduction); (2) chargebacks, and other payments to customers in connection with the sales; (3) discounts, fees allowance or rebates(includingwithout limitation those granted to wholesalers, distributors, buying groups, retailers or those to federal, state/provincial, municipal and other governments, their agencies and purchasers and reimbursers); (4) amounts repaid or credited by reasons or rejections, damages or return or recall of goods, or because of retroactive price adjustments; and (5) an amount equal to two per cent (2%) of gross sales as an allowance for freight, postage, shipping and insurance expenses in connection with delivery of products to customers whenever this expense is not paid/borne by the customers (6) regulatory fees corresponding to annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable laws and allocated to the sales of drug products; (7) bad debts relating to sales of drug products that are written off in accordance with GAAP or IFRS; however, if eventually paid they should be included in the NET SALES for the period when the payment is made, (8) custom, taxes, duties, or other governmental charges (other than income taxes) levied on, absorbed, or otherwise imposed on the sales of the drug product. All such deductions shall be determined on an accrual basis in accordance with generally accepted accounting principles consistently applied.

“Net Sales Statement” has the meaning ascribed to it in Article 4.3(b).

“Non-Cash License Income” has the meaning ascribed to it in Article 4.3.

“Patent Application” means a Current Patent Application or a Future Patent Application.

“Platform” shall mean the research and development works which cover the same family of chemical molecules targeting the same molecular receptor or biological pathway for a family of pathologies which are clinically connected. For clarity, the term Platform shall cover the Existing Platforms as defined in the preamble as well as any new Platform (other than the Existing Platforms) that BIOPHYTIS or its Affiliates may develop after the Effective Date during the term of this Agreement.

“Platform Cap” means, on a Platform by Platform basis, an amount of two million one hundred thousand (€2,100,000) Euros excluding VAT.

“Results” means all results (i.e. information, data, document, measurement, know-how, method, process, trade secret, invention, discovery, finding, utility, formulation, composition, materials, equipment and software) arising from any research projects in which BIOPHYTIS and/or one of its Affiliates is involved, within or outside the Existing Platforms, including results of the different collaboration projects and services agreement entered into by BIOPHYTIS or its Affiliates.

“Royalty Payment” shall have the meaning set forth in Article 4.3.

Interpretation: any words that follow ‘include’, ‘includes’, ‘including’, ‘in particular’ or any similar words and expressions shall be construed as illustrative only and shall not limit the sense of any word, phrase, term, definition or description preceding those words.

Article 2 — PURPOSE OF THE CONTRACT

The purpose of this contract is to acknowledge the assignment by S. VEILLET to BIOPHYTIS of all his rights to and under the Existing Patents and Current Patent Applications, and to organize the assignment and transfer by S. VEILLET to BIOPHYTIS and/or its Affiliates of his rights on and to any and all Current Results for the agreed price.

The Parties also agree hereby on the financial compensation for the assignment by S. VEILLET to BIOPHYTIS and/or its Affiliates of any rights on and to Future Results including any rights as a co-inventor of patentable inventions to be covered by Future Patent Applications.

The provisions of this Agreement shall only apply to Results generated by S. VEILLET during the period ending on the earlier of (i) the term of this Agreement and (ii) the Employment Period.

Article 3 — ASSIGNMENT OF RIGHTS

3.1           Confirmatory Assignment of the Existing Patents. S. VEILLET acknowledges that he has already assigned to BIOPHYTIS, which accepted it, his share of intellectual property and ownership rights on and to the inventions generated before July 13, 2015 and for which the Existing Patents have been filed in the name of BIOPHYTIS and the designated co-owners.  Considering the conditions under which his share of intellectual property and ownership rights has been assigned to BIOPHYTIS with respect of these inventions as well as considering the conditions of this Agreement, S. VEILLET further acknowledges that he has no rights or claim of any kind whatsoever with respect to such inventions and with respect to such Existing Patents; that are fully owned by BIOPHYTIS and the designated co-owners.

3.2           Confirmatory Assignment of Current Patent Applications. S. VEILLET acknowledges that he has already assigned or agreed to assign to BIOPHYTIS, which accepted it, his share of intellectual property and ownership rights on and to the inventions covered by the Current Patent Applications filed in the name of BIOPHYTIS and the designated co-owners. S. VEILLET further acknowledges that he has no right or claim of any kind whatsoever on such inventions

(except with respect to the payment of the price described in Article 4.1) and that the Current Patent Applications are fully owned by BIOPHYTIS and the designated co-owners.

3.4           Assignment of Current Results and corresponding Future Patent Applications. S. VEILLET hereby assigns to BIOPHYTIS or any of its Affiliates, for the agreed price described under Article 4.1, all his intellectual property and ownership rights on the Current Results, and acknowledges that, as a result of such assignment, he has no right or claim of any kind whatsoever with respect to such Current Results and with respect to any Future Patent Applications covering such Current Results.

3.5           Assignment of Future Results and corresponding Future Patent Applications. S. VEILLET hereby irrevocably and unconditionally agrees to assign to BIOPHYTIS or any of its Affiliates, all his intellectual property and ownership rights on the Future Results and Future Patent Applications covering such Future Results for the agreed price described under Article 4.1.

3.6           General. The above assignments include the right to sue for and obtain injunctive relief, damages and other relief in respect of any past, present, and future infringements or misuse of the assigned Results, patents or patent applications, the right to apply for any intellectual property title or protection and to prosecute the assigned patents or patent applications in any country in the world, and the right to claim priority from any of the assigned patents or patent applications under any applicable conventions, including the Paris Convention, and any other relevant international convention and/or treaty.

3.7           Further Assistance. S. VEILLET agrees to sign any necessary document to allow for the assignments contemplated under this Article to be valid and enforceable. BIOPHYTIS and/or its designated Affiliates shall be granted with the full ownership in S. VEILLET’s share in the Current Results and Future Results; and S. VEILLET’s share in all corresponding Future Patent Applications or other intellectual property title in relation to these Current Results and Future Results shall be solely owned by BIOPHYTIS and/or its designated Affiliates.  S. VEILLET shall have no right or claim of any kind whatsoever on the assigned Current Results and Future Results (except with respect to the payment of the price described in Article 4). For clarity, and subject to the payment of the agreed lump sum in 4.3, the mere fact that S. VEILLET agrees, explicitly or implicitly, that a Future Patent Application be filed by BIOPHYTIS or any of its Affiliates in its(their) name shall be sufficient to formalize the assignment by S. VEILLET, with no additional document being necessary, except if required by applicable law.

Article 4 — FINANCIAL CONDITIONS

4.1           In consideration for the rights assigned with respect to the inventions covered by the Current Patent Applications and Future Patent Application based on Current Results and/or on Future Results, BIOPHYTIS agrees to pay to S. VEILLET, subject always to the Platform Cap:

(a)         a lump sum of 90.000 (ninety thousand) Euros excluding VAT to be paid following the first filing of a Patent Application, in accordance with Article 4.2; and

(b)         a lump sum of 90.000 (ninety thousand) Euros excluding VAT to be paid following first publication of a Patent Application, in accordance with Article 4.2; and

(c)          the RoyaltyPayment, which applies on a Platform by Platform basis, as calculated in accordance with Article 4.3.

Upon payment of the lump sums and of any Royalty Payment described under Article 4.3, no additional payment will be due by BIOPHYTIS or any of its Affiliates to S. VEILLET in consideration for the use and exploitation of the Current Results, Future Results, Current Patent Applications and Future Patent Applications with respect to any given Platform. It is expressly agreed that the addition of all payments under this Article 4.1 (i.e. both lump sums and the Royalty Payment) shall be capped, on a Platform per Platform basis, at the Platform Cap, so that in no event shall the consideration received by S. VEILLET for the the rights assigned hereunder, including for the assignment of its rights on Future Results and/or Future Patent Applications, exceed the Platform Cap for any given Platform. In the event that the Platform Cap is reached for a Platform, any subsequent assignment, pursuant to this Agreement, of rights falling in the scope of such Platform shall be made for a symbolic price of one (1) Euro.

4.2           Sums payable pursuant to Article 4.1 shall be paid by BIOPHYTIS to S. VEILLET as follows:

(a)         a lump sum of four hundred and fifty thousand Euros (EUR 450,000) excluding VAT, corresponding to the aggregate price of all Current Patent Applications which have already been filed, within 30 days following the Effective Date.

(b)         as regards any sum payable pursuant to Article 4.1(a), within 30 days of the first filing of the relevant Patent Application; it is specified that the first filing of a Patent Application shall be that giving priority date to such Patent Application.

(c)          as regards any sum payable pursuant to Article 4.1(b), within 30 days of the first publication of the relevant Patent Application; and

(d)         as regards any sum payable pursuant to Article 4.1(c), in accordance with the provisions of Article 4.3(a) and/or 4.3(b), as the case may be.

Once the payment of the first lump sum as provided in Article 4.2(b) has been made by BIOPHYTIS and/or by any of its Affiliates, S. VEILLET will have no rights or claims on the invention covered by the Current Results, and/or the Future Results, and on any corresponding Future Patent Applications, except for payments referred to in Article 4.1(b) and 4.1(c), as applicable.

4.3           As provided under Article 4.1(c), as further consideration for the rights assigned hereunder, the following amounts shall be payable by BIOPHYTIS to S. VEILLET (the “Royalty Payment”):

(a)         In the event that BIOPHYTIS enters into a License, BIOPHYTIS shall pay to S. VEILLET a royalty amount equal to 6.5% of any License Income, within thirty (30) days after receipt by BIOPHYTIS of such License Income, provided that such payments to S. VEILLET shall be capped at the Platform Cap for each Platform. It is expressly agreed that, to the extent any part of the License Income is payable in the form of shares, options, or other securities obtained from the third party pursuant to the License (“Non-Cash License Income”), BIOPHYTIS shall, at its entire discretion, be entitled to elect to pay to S. VEILLET all or part of the Non-Cash License Income in shares of such third party up to 6.5% of the shares of such third party received by Biophytis and provided that such shares are traded on a regulated market (otherwise, the corresponding amount has to be paid in cash) or with cash or a combination of the latter. In the event that the Parties do not agree on the computation of the Non-Cash License Income made by BIOPHYTIS, any matter in dispute shall be resolved by an independent expert jointly appointed by the Parties within fifteen (15) business days of a request made by either Party. If the Parties cannot reach an agreement as to the appointment of the expert, the expert shall be appointed by the President of the Commercial Court of Paris at the request of either Party. The independent expert shall perform its duties pursuant to article 1592 of the French civil Code, and its decision shall be final and binding on the parties save in case of fraud or manifest error. The fees of the independent expert shall be borne equally by the Parties; and/or

(b)         In the event BIOPHYTIS commercialises by its own means or through one of its Affiliates other than through a License one or more drug products covered by any Current Patent Application and/or Future Patent Application within any given Platform, BIOPHYTIS shall pay to S. VEILLET a royalty amount equal to 6.5% of any Net Sales, within thirty (30) days of the end of each quarter following First Commercial Sale, provided that such payments to S. VEILLET shall be capped at the Platform Cap for each Platform. For the purposes of determining whether any amount is payable to S. VEILLET pursuant to the preceding sentence in respect of any calendar quarter following the First Commercial Sale (including the calendar quarter during which the First Commercial Sale occurs), BIOPHYTIS shall prepare, within fifteen (15) days of the end of each calendar quarter, a statement of the Net Sales of the Company for the relevant products covered by any Current Patent Application and/or Future Patent Application within any given Platform, in accordance with the requirements of French GAAP applied in a manner consistent with their application in the accounts of BIOPHYTIS (each a “Net Sales Statement”). BIOPHYTIS’s obligation under this provision shall end on the date on which BIOPHYTIS has discharged its obligation to pay S. VEILLET pursuant to this paragraph. S. VEILLET  will have the right to request an audit of the computation of the Net Sales made by BIOPHYTIS by an auditor appointed by S. VEILLET.  In case of a discrepancy of more than 5% between actual Net Sales and the Net Sales Statement for any given calendar quarter, the fees of such auditor shall be borne by BIOPHYTIS

(c)          In the event of a Change of Control of BIOPHYTIS before the payments made to S. VEILLET hereunder have reached the Platform Cap for any Platform of the Company existing at the time of such Change of Control, then BIOPHYTIS shall pay to S. VEILLET within 30 days of such Change of Control a lump sum equal to (x) two million one hundred thousand (€2,100,000) Euros excluding VAT for each such Platform, minus (y) the aggregate sum of all amounts paid to S.VEILLET hereunder in respect of such Platform.  Following such payment, the Royalty Payment shall no longer be due with respect to the Platform(s) of the Company existing at the time of such Change of Control; and

(d)         For the avoidance of doubt, whether payments to S. VEILLET are made by BIOPHYTIS pursuant to paragraph (a) or paragraph (b) above, or pursuant to both paragraphs where products covered by any Current Patent Application and/or Future Patent Application within any given Platform are commercialized both under a License and by BIOPHYTIS or one of its Affiliates, in no circumstance shall such payments exceed the Platform Cap for each Platform.

Article 5 — REPRESENTATIONS AND WARRANTIES OF S. VEILLET

S. VEILLET declares and warrants that as of the Effective Date:

•                  he has disclosed all Results to which he is a contributor under the Current Research Projects in which he participated prior to the Effective Date and that he has not filed any other French or foreign patent application or any other title relating to the inventions protected by the Current Patent Applications or to the disclosed Results.

•                  he owns all the rights necessary for the conclusion of this Agreement free of any encumbrance.

•                  he has not granted any right to any third party on his share of ownership of the patents filed in the name of BIOPHYTIS and/or of the Results.

•                  he did not assign, in any form whatsoever, all or part of the Results to a third party in his sole name.

•                  he has not knowingly undertaken, prior to the Effective Date, any action likely to affect the validity of the patents filed in the name of BIOPHYTIS, nor, more generally, any action likely to impede the enjoyment, use and/or exploitation of the Patents filed in the name of BIOPHYTIS and/or the Results.

•                  he will not by any intentional action or omission cause to BIOPHYTIS any disturbance of enjoyment, use or exploitation of the patents, Patent Applications or Results.

•                  he provided BIOPHYTIS with any and all information in his possession which could affect the patent, patent applications or Results with respect to their validity or value.

Article 6 — OBLIGATIONS OF S. VEILLET

S. VEILLET shall provide BIOPHYTIS, within thirty (30) days following the Effective Date (or, as regards future inventions or Future Results, following their creation), with all relevant information and documents necessary for the transfer, use and/or exploitation of the inventions and/or Results to which he contributed.

From the Effective Date S. VEILLET is prohibited from using, except in his capacity as director, officer, employee or consultant of BIOPHYTIS (as the case may be), any invention covered by the Existing Patents, the Current Patent Applications and/or any Future Patent Application as well as any Results to which he contributed or contributes.

S. VEILLET hereby irrevocably and unconditionally gives all power to BIOPHYTIS or to any person appointed by BIOPHYTIS to perform all legal formalities necessary for the assignment of his rights as described hereunder, which formalities shall be performed at the cost of BIOPHYTIS.

Until expiration of the Employment Period, S. VEILLET (i) undertakes to regularly inform the board of directors and the scientific committee of BIOPHYTIS in relation to (a) his contribution to the development of inventions and (b) their patentability, and (ii) agrees that he will not proceed, on behalf of BIOPHYTIS, with the filing of new patents in relation to which he is one of the inventors, unless the board of directors of BIOPHYTIS has approved such filing upon the prior recommendation of the scientific committee of BIOPHYTIS.

Article 7 — TERM AND TERMINATION

This Agreement shall become effective on the Effective Date and shall remain in effect until no further payments are due hereunder. However, as indicated in Article 2, the provisions of this Agreement shall only apply to Results generated during the Employment Period.

Without prejudice and in addition to any other contractual remedy the non-breaching Party may have with respect to this Agreement, either Party may, upon a material breach of this Agreement by the other Party terminate this Agreement. The termination for material breach will be effective automatically thirty (30) days after receipt by the defaulting Party of a formal notice of breach of its obligations, which remained uncured during this period.

In the event of termination of the Agreement for whatever reason, BIOPHYTIS shall be entitled to require the assignment of any and all other Future Results which may have been developed by S. VEILLET up to the effective date of termination, it being specified that :

•                                          Article 4.1 shall remain applicable to the assignment of any Future Results in relation to which a Future Patent Application has been filed prior to the effective date of termination; and

•                                          as regards any other Future Results which have not yet given rise to the filing of any Future Patent Applications, S. VEILLET shall  be entitled to the payment of a single and definitive lump sum of 90.000 (ninety thousand) Euros excluding VAT, which shall be payable upon the effective date of termination in both cases subject always to the provisions of Article 4.1 relating to the Platform Cap, to the extent that such Future Results are within the scope of any Platform of the Company as at the time of termination.

Article 8 — FURTHER DOCUMENTS

S. VEILLET undertakes to transfer and to sign any documents that BIOPHYTIS may need to ensure it can exercise its rights hereunder in their entirety.

Article 9 — RECORDATION

S. VEILLET hereby irrevocably and unconditionally grants BIOPHYTIS with all powers necessary to require or perform, at its own expense, all formalities, registration, publication and mention everywhere in any administration.

Article 10 — MISCELLANEOUS

10.1                                              Invalidity of a clause.

Should one or more provisions of the present Agreement be held to be invalid by law or regulation - and in particular the laws or regulations of the European Union or based on a definitive decision of a competent court, all the other provisions shall remain in full effect and the Parties shall make the necessary modifications without delay while respecting, as closely as possible, the spirit of the present Agreement at the Effective Date.

10.2                                              Modifications of the Agreement.

This Agreement may only be modified by a written addendum signed by duly authorised representatives of the Parties.

10.3                                              Entire Understanding.

The present Agreement expresses the entire understanding of the Parties relating to its object. No general or specific condition appearing in any document sent or given to the Parties can be integrated in the present Agreement.

10.4                                              Waiver.

In the event that one of the Parties does not exercise its rights following the breach by the other Party of any of the terms or conditions of the present Agreement, this shall not be interpreted to be a waiver of the obligations of the said term or condition for the future.

10.5                                              Independent Contractors.

This Agreement shall under no circumstances be construed as creating an association relationship or a de facto partnership between the Parties, each of which shall be considered as an independent co-contractor.

10.6                                              Notices.

All notifications for the present Agreement shall be delivered in hand or sent by registered letter with acknowledgement of receipt to the PARTY for which the notice is intended at the following address:

For BIOPHYTIS:

14 Avenue de l’Opéra — 75001 Paris

For S. VEILLET:

7 rue Edouard Ferron 91600 Savigny sur Orge

10.7                                              Confidentiality.

The Agreement is confidential between the Parties. Accordingly, the Parties undertake not to disclose anything about the content of the Agreement, unless they are required to do so by law or to assert their rights in court, or except, on a need-to-know basis to persons (counsel, banker, board members, investors) in order to allow for the performance of their obligations under Agreement, subject to those persons being bound equivalent confidentiality obligations.

10.8                       Hardship

Each Party hereby acknowledges that the provisions of article 1195 of the French Civil Code shall not apply to it with respect to its obligations under this Agreement and that it shall not be entitled to make any claim under article 1195 of the French Civil Code including, but not limited to, in case of fluctuation of interest rates or market conditions.

Each Party further acknowledges, after due consideration, that there are no circumstances that cannot be foreseen at the time this Agreement is entered into which could make the performance of its obligations excessively onerous and each Party agrees to bear its own risks in relation thereto.

Article 11 — APPLICABLE LAW AND DISPUTE RESOLUTION

The present Agreement and all disputes and claims arising under this Agreement, will be interpreted and governed by the laws of France, without regard or giving effect to its conflict of laws principles.

The Parties undertake to make their best effort in order to settle any dispute arising from or in relation to the Agreement. All disputes between the Parties in connection with or arising out of the existence, validity, construction, performance and termination of this Agreement (or any terms thereof), which the Parties are unable to resolve between themselves within thirty (30)

days of the notice of dispute from either Party, shall be submitted to the exclusive jurisdiction of the competent courts of Paris, France.

The present AGREEMENT has been drafted in English in two (2) original versions, one (1) for each PARTY.

For Biophytis:		For Mr. VEILLET:	/s/ Stanislas Veillet

Nadine Coulm:	/s/ Nadine Coulm

Dimitri Batsis:	/s/ Dimitri Batsis